UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

RTI International Metals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74973W107

(CUSIP Number)

December 31, 2011

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 1 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) DBD Cayman Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,031,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,031,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 2 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) DBD Cayman, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,031,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,031,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 3 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings Cayman II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,031,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,031,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 4 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group Cayman Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,031,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,031,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 5 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group CSP II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,031,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,031,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON OO (Delaware limited liability company)

SCHEDULE 13G	Page 6 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,031,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,031,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 7 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Strategic Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,963,371
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,963,371
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,963,371
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 8 of 13

CUSIP No. 74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,244
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,244
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,244
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 9 of 13

ITEM 1.	(a)	Name of Issuer:

RTI International Metals, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania 15108-2973

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Cayman Holdings, Ltd.

DBD Cayman, Ltd.

TCG Holdings Cayman II, L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group CSP II, L.L.C.

CSP II General Partner, L.P.

Carlyle Strategic Partners II, L.P.

CSP II Coinvestment, L.P.

	(b)	Address of Principal Business Office:

The address for each of DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P. and TC Group Cayman Investment Holdings, L.P. is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9001, Cayman Islands.

The address for each of TC Group CSP II, L.L.C., CSP II General Partner, L.P., Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

	(c)	Citizenship of each Reporting Person is:

DBD Cayman Holdings, Ltd. – Cayman Islands

DBD Cayman, Ltd. – Cayman Islands

TCG Holdings Cayman II, L.P. – Cayman Islands

TC Group Cayman Investment Holdings, L.P. – Cayman Islands

TC Group CSP II, L.L.C. – Delaware

CSP II General Partner, L.P. – Delaware

Carlyle Strategic Partners II, L.P. – Delaware

CSP II Coinvestment, L.P. – Delaware

	(d)	Title of Class of Securities:

Common Stock, $0.01 par value (“Common Stock”)

	(e)	CUSIP Number:

74973W107

ITEM 3.

Not applicable.

SCHEDULE 13G	Page 10 of 13

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock as of December 31, 2011.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
DBD Cayman Holdings, Ltd.	2,031,615	6.7%	0	2,031,615	0	2,031,615
DBD Cayman, Ltd.	2,031,615	6.7%	0	2,031,615	0	2,031,615
TCG Holdings Cayman II, L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
TC Group Cayman Investment Holdings, L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
TC Group CSP II, L.L.C.	2,031,615	6.7%	0	2,031,615	0	2,031,615
CSP II General Partner, L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
Carlyle Strategic Partners II, L.P.	1,963,371	6.5%	0	1,963,371	0	1,963,371
CSP II Coinvestment, L.P.	68,244	0.2%	0	68,244	0	68,244

Carlyle Strategic Partners II, L.P. (“CSP II”) and CSP II Coinvestment, L.P. (“Coinvestment”) are the record owners of 1,963,371 and 68,244 shares of Common Stock, respectively. CSP II General Partner, L.P. is the general partner of both CSP II and Coinvestment. The sole general partner of CSP II General Partner, L.P. is TC Group CSP II, L.L.C., a limited liability company that is wholly owned by TC Group Cayman Investment Holdings, L.P. The sole general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The sole general partner of TCG Holdings Cayman II, L.P. is DBD Cayman, Ltd. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd. Accordingly, each of CSP II General Partner, L.P., TC Group CSP II, L.L.C., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., DBD Cayman, Ltd. and DBD Cayman Holdings, Ltd. may be deemed to be beneficial owners of the Common Stock held by CSP II and Coinvestment.

DBD Cayman Holdings, Ltd. is controlled by its ordinary members, and all action relating to the voting or disposition of the Shares requires approval of a majority of the ordinary members. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are the ordinary members of DBD Cayman Holdings, Ltd. and, in such capacity, may be deemed to share beneficial ownership of Shares beneficially owned by DBD Cayman Holdings, Ltd. Such individuals expressly disclaim any such beneficial ownership.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G	Page 11 of 13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

DBD Cayman Holdings, Ltd.

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

DBD Cayman, Ltd.
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

TCG Holdings Cayman II, L.P.
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

TC Group Cayman Investment Holdings, L.P.
by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

TC Group CSP II, L.L.C.

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

SCHEDULE 13G	Page 12 of 13

CSP II General Partner, L.P.
by: TC Group CSP II, L.L.C., its general partner

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

Carlyle Strategic Partners II, L.P.
by: CSP II General Partner, L.P., its general partner
by: TC Group CSP II, L.L.C., its general partner

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

CSP II Coinvestment, L.P.
by: CSP II General Partner, L.P., its general partner
by: TC Group CSP II, L.L.C., its general partner

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

SCHEDULE 13G	Page 13 of 13

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement